Filed Pursuant to Rule 424(b)(3)
Registration No. 333-169410

Prospectus Supplement

(To Prospectus Dated November 12, 2010)

Proposed Holding Company for Oconee Federal Savings and Loan Association

Up to 1,821,600 Shares of Common Stock

We are supplementing our prospectus with respect to the composition of our Audit Committee. This prospectus supplement should be read together with the prospectus.

The Audit Committee will consist of Directors McLellan, Sandifer and Mays, each of whom is “independent” as defined in the Nasdaq corporate governance listing standards. The Audit Committee will not have an “audit committee financial expert” as defined under applicable SEC rules. The Board of Directors does not believe it is necessary to have such a person on the Audit Committee because each Audit Committee member has the ability to analyze and evaluate our financial statements as well as an understanding of the Audit Committee’s functions. In addition, each Audit Committee member has overseen and assessed the finances and financial reporting of his own business.

The Board of Directors expects to offer a position on the Audit Committee to Director Poore on January 1, 2013, the third anniversary of his retirement as an executive within our organization and the first day he becomes eligible to serve on the Audit Committee under the Nasdaq corporate governance listing standards. The Board of Directors believes that Mr. Poore will qualify as an “audit committee financial expert” at that time.

Oconee Federal Financial Corp. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this prospectus supplement relates. Before you invest, you should read the prospectus included in the registration statement, including the “Risk Factors” beginning on page 25 of the prospectus. The prospectus and the registration statement are available for free on the Securities and Exchange Commission’s website at www.sec.gov. In addition, you may obtain a copy of the prospectus by sending a written request to: Corporate Secretary, Oconee Federal Savings and Loan Association, 201 E. North Second Street, Seneca, South Carolina 29678.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This investment involves a degree of risk, including the possible loss of principal.

The date of this prospectus supplement is December 2, 2010